February 2025

Pricing Supplement No. 6,484

Registration Statement Nos. 333-275587; 333-275587-01

Dated February 28, 2025

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. and International Equities

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the ARK Innovation ETF due March 5, 2029

Fully and Unconditionally Guaranteed by Morgan Stanley

￭Linked to the ARK Innovation ETF (the “underlying”)

￭The securities are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. Unlike ordinary debt securities, the securities do not pay interest, do not guarantee the repayment of principal and are subject to potential automatic call prior to the maturity date upon the terms described below. The securities have the terms described in the accompanying product supplement for principal at risk securities and prospectus, as supplemented or modified by this document.

￭Automatic Call. The securities will be automatically called if the fund closing price of the underlying on any of the calculation days is greater than or equal to 85% of the starting price, which we refer to as the call threshold price, for a call payment equal to the face amount plus a call premium. The call premium applicable to each calculation day will be a percentage of the face amount that increases for each calculation day based on a simple (non-compounding) return of approximately 10.25% per annum. No further payments will be made on the securities once they have been called.

￭Maturity Payment Amount. If the securities are not automatically called, you will receive at maturity a cash payment per security as follows: If the ending price of the underlying is less than the threshold price, investors will be exposed to the decline in the underlying beyond 15%, and investors will lose some or a significant portion of their initial investment.

￭The maturity payment amount may be significantly less than the face amount, and you could lose up to 85% of your investment.

￭The ARK Innovation ETF is actively managed and is subject to certain risks. Unlike a passively managed fund, an actively managed fund, such as the ARK Innovation ETF, does not attempt to track an index or other benchmark, and the investment decisions for an actively managed fund are instead made by its investment adviser.

￭The securities are for investors who are willing to forgo current income and participation in the appreciation of the underlying in exchange for the possibility of receiving a call payment if the underlying closes at or above the call threshold price on any of the calculation days, including the final calculation day.

￭Investors will not participate in any appreciation of the underlying.

￭The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program

￭All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment

￭These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any securities included in the underlying.

The current estimated value of the securities is $940.30 per security. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying, instruments based on the underlying, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market. See “Estimated Value of the Securities” on page 4.

The securities have complex features and investing in the securities involves risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 10. All payments on the securities are subject to our credit risk.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement for principal at risk securities and prospectus, each of which can be accessed via the hyperlinks below. When you read the accompanying product supplement, please note that all references in such supplement to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. Please also see “Additional Information About the Securities” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Commissions and offering price:	Price to public	Agent’s commissions(1)(2)	Proceeds to us(3)
Per security	$1,000	$26.75	$973.25
Total	$1,360,000	$36,380	$1,323,620

(1) Wells Fargo Securities, LLC, an agent for this offering, will receive a commission of up to $26.75 for each security it sells. Dealers, including Wells Fargo Advisors (“WFA”), may receive a selling concession of up to $20.00 per security, and WFA may receive a distribution expense fee of $0.75 for each security sold by WFA. See “Supplemental information concerning plan of distribution; conflicts of interest.”

(2) In respect of certain securities sold in this offering, we may pay a fee of up to $3.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

(3) See “Use of Proceeds and Hedging” in the accompanying product supplement.

Product Supplement for Principal at Risk Securities dated November 16, 2023 Prospectus dated April 12, 2024

Morgan Stanley	Wells Fargo Securities

Morgan Stanley Finance LLC

Market Linked Securities— Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the ARK Innovation ETF due March 5, 2029

Final Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Maturity date:	March 5, 2029, subject to postponement if the final calculation day is postponed
Underlying:	ARK Innovation ETF
Automatic call:

If, on any calculation day, beginning on March 5, 2026, the fund closing price of the underlying is greater than or equal to the call threshold price, the securities will be automatically called for the applicable call payment on the related call settlement date. The last calculation day is the final calculation day, and any payment upon an automatic call on the final calculation day, if applicable, will be made on the maturity date.

The securities will not be automatically called on any call settlement date if the fund closing price of the underlying is below the call threshold price on the related calculation day.

Any positive return on the securities will be limited to the applicable call premium, even if the fund closing price of the underlying on the applicable calculation day significantly exceeds its call threshold price. You will not participate in any appreciation of the underlying.

Call payment:

The call payment will be an amount in cash per face amount corresponding to a return at a per-annum rate set forth on the cover of this document, as follows:

●1st calculation day: $1,102.50, which corresponds to a call premium of approximately 10.25%

●2nd calculation day: $1,153.75, which corresponds to a call premium of approximately 15.375%

●3rd calculation day: $1,205.00, which corresponds to a call premium of approximately 20.50%

●4th calculation day: $1,256.25, which corresponds to a call premium of approximately 25.625%

●5th calculation day: $1,307.50, which corresponds to a call premium of approximately 30.75%

●6th calculation day: $1,358.75, which corresponds to a call premium of approximately 35.875%

●Final calculation day: $1,410.00, which corresponds to a call premium of approximately 41.00%

No further payments will be made on the securities once they have been called.

Calculation days:

Semi-annually, as follows:

●1st calculation day: March 5, 2026*

●2nd calculation day: September 8, 2026*

●3rd calculation day: March 5, 2027*

●4th calculation day: September 7, 2027*

●5th calculation day: March 6, 2028*

●6th calculation day: September 5, 2028*

●Final calculation day: February 28, 2029*

Call settlement date:	Three business days after the applicable calculation day.*
Maturity payment amount:

If the securities are not automatically called, you will be entitled to receive on the maturity date a cash payment per security as follows:

If the ending price is less than the threshold price:

Under these circumstances, you will receive less, and up to 85% less, than the face amount of your securities at maturity.

Fund closing price:

The “fund closing price” for one share of the underlying (or one unit of any other security for which a fund closing price must be determined) on any trading day means the product of (i) the official closing price on such day published by the principal United States securities exchange registered

February 2025 Page 2

Morgan Stanley Finance LLC

Market Linked Securities— Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the ARK Innovation ETF due March 5, 2029

under the Securities Exchange Act of 1934, as amended, on which the underlying (or any such other security) is listed or admitted to trading, and (ii) the adjustment factor on such trading day.
Starting price:	$55.64, which is the fund closing price on the pricing date.
Ending price:	The fund closing price on the final calculation day.
Call threshold price:	$47.294, which is equal to 85% of the starting price.
Threshold price:	$47.294, which is equal to 85% of the starting price.
Face amount:	$1,000 per security. References in this document to a “security” are to a security with a face amount of $1,000.
Pricing date:	February 28, 2025
Original issue date:	March 5, 2025 (3 business days after the pricing date)
Adjustment factor:

1.0, subject to adjustment in the event of certain events affecting the underlying. See “General Terms of the Securities—Anti-dilution Adjustments Relating to a Fund; Alternate Calculation” in the accompanying product supplement for principal at risk securities.

CUSIP / ISIN:	61778CFE0 / US61778CFE03
Listing:	The securities will not be listed on any securities exchange.
Agents:

Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and Wells Fargo Securities, LLC (“WFS”). See “Additional Information About the Securities—Supplemental information regarding plan of distribution; conflicts of interest.”

* Subject to postponement pursuant to “General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day” in the accompanying product supplement for principal at risk securities.

February 2025 Page 3

Morgan Stanley Finance LLC

Market Linked Securities— Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the ARK Innovation ETF due March 5, 2029

Estimated Value of the Securities

The face amount of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date is less than $1,000 per security. We estimate that the value of each security on the pricing date is $940.30.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying, instruments based on the underlying, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the call payment amounts, the call threshold price and the threshold price, we use an internal funding rate which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 4 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time.

February 2025 Page 4

Morgan Stanley Finance LLC

Market Linked Securities— Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the ARK Innovation ETF due March 5, 2029

Investor Considerations

The Principal at Risk Securities Linked to the ARK Innovation ETF due March 5, 2029 (the “securities”) may be appropriate for investors who:

￭Believe that the fund closing price of the underlying will be greater than or equal to the call threshold price on one of the calculation days;

￭Seek the potential for a fixed return if the underlying is greater than or equal to the call threshold price as of any of the calculation days in lieu of full participation in any potential appreciation of the underlying;

￭Understand that if the fund closing price of the underlying is less than the call threshold price on each calculation day, they will not receive any positive return on their investment in the securities, and that if the fund closing price of the underlying on the final calculation day has declined by more than 15% from the starting price, they will receive less, and possibly 85% less, than the face amount per security at maturity;

￭Understand that the term of the securities may be as short as approximately one year, and that they will not receive a higher call payment with respect to a later calculation day if the securities are called on an earlier calculation day;

￭Are willing to forgo interest payments on the securities and dividends on the underlying and the stocks composing the fund underlying index; and

￭Are willing to hold the securities until maturity.

The securities are not designed for, and may not be an appropriate investment for, investors who:

￭Seek a liquid investment or are unable or unwilling to hold the securities to maturity;

￭Require full payment of the face amount of the securities at maturity;

￭Believe that the fund closing price of the underlying will be less than the call threshold price on each calculation day;

￭Seek a security with a fixed term;

￭Are unwilling to accept the risk that, if the fund closing price of the underlying is less than the call threshold price on each calculation day, they will not receive any positive return on their investment in the securities;

￭Are unwilling to accept the risk that the fund closing price of the underlying on the final calculation day may decline by more than 15% from the starting price to the ending price, in which case they will receive less, and possibly 85% less, than the face amount per security at maturity;

￭Seek current income;

￭Are unwilling to accept the risk of exposure to the underlying or an actively managed exchange-traded fund generally;

￭Seek exposure to the upside performance of the underlying beyond the applicable call premiums;

￭Are unwilling to accept our credit risk; or

￭Prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the securities in light of your particular circumstances. You should also review carefully the “Risk Factors” herein and in the accompanying product supplement for risks related to an investment in the securities. For more information about the underlying, please see the section titled “ARK Innovation ETF Overview” below.

February 2025 Page 5

Morgan Stanley Finance LLC

Market Linked Securities— Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the ARK Innovation ETF due March 5, 2029

Determining Timing and Amount of Payment on the Securities

The timing and amount of the payment you will receive will be determined as follows:

February 2025 Page 6

Morgan Stanley Finance LLC

Market Linked Securities— Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the ARK Innovation ETF due March 5, 2029

Hypothetical Payout Profile

The hypothetical payout profile below illustrates the call payment or maturity payment amount on the securities, as applicable, for a range of hypothetical performances of the underlying from its starting price to its fund closing price on the applicable calculation day.

February 2025 Page 7

Morgan Stanley Finance LLC

Market Linked Securities— Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the ARK Innovation ETF due March 5, 2029

Scenario Analysis and Examples of Hypothetical Payments on the Securities

The following scenario analysis and examples are provided for illustrative purposes only and are hypothetical. Whether the securities are called will be determined by reference to the fund closing price of the underlying on the calculation days, and the maturity payment amount, if any, will be determined by reference to the fund closing price of the underlying on the final calculation day. The actual starting price, call threshold price and threshold price are set forth under “Final Terms” above. Some numbers appearing in the examples below have been rounded for ease of analysis. All payments on the securities are subject to our credit risk. The below examples are based on the following terms*:

Investment term:	4 years

Call payments: The call payment will be an amount in cash per face amount for  each calculation day, as follows:

Call Payment

●1st calculation day: $1,102.50

●2nd calculation day: $1,153.75

●3rd calculation day: $1,205.00

●4th calculation day: $1,256.25

●5th calculation day: $1,307.50

●6th calculation day: $1,358.75

●Final calculation day: $1,410.00

Hypothetical starting price:	$100.00
Hypothetical call threshold price:	$85.00, which is 85% of the hypothetical starting price
Hypothetical threshold price:	$85.00, which is 85% of the hypothetical starting price

* The hypothetical starting price of $100 for the underlying has been chosen for illustrative purposes only and does not represent the actual starting price of the underlying. The actual starting price, call threshold price and threshold price are set forth on the cover of this pricing supplement. For historical data regarding the actual closing prices of the underlying, see the historical information set forth herein.

Automatic Call:

Example 1 — the securities are called following the second calculation day

Date	Fund Closing Price	Payment (per Security)
1st Calculation day	$80.00 (below the call threshold price)	--
2nd Calculation day	$150.00 (at or above the call threshold price)	$1,153.75

In this example, on the first calculation day, the fund closing price of the underlying is below the call threshold price. Therefore, the securities are not called. On the second calculation day, the fund closing price of the underlying is at or above the call threshold price. Therefore, the securities are automatically called on the second call settlement date. Investors will receive a payment of $1,153.75 per security on the related call settlement date. No further payments will be made on the securities once they have been called, and investors do not participate in the appreciation in the underlying.

How to calculate the payment investors will receive at maturity:

In the following example, the fund closing price of the underlying is below the call threshold price on each of the calculation days, and, consequently, the securities are not automatically called.

Example 1 — the ending price is below the call threshold price

Date	Fund Closing Price	Payment (per Security)

February 2025 Page 8

Morgan Stanley Finance LLC

Market Linked Securities— Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the ARK Innovation ETF due March 5, 2029

1st Calculation day	$67.00 (below the call threshold price, securities are not called)	--
2nd Calculation day	$60.00 (below the call threshold price, securities are not called)	--
3rd Calculation day	$88.00 (below the call threshold price, securities are not called)	--
4th Calculation day	$78.00 (below the call threshold price, securities are not called)	--
5th Calculation day	$68.00 (below the call threshold price, securities are not called)	--
6th Calculation day	$76.00 (below the call threshold price, securities are not called)	--
Final Calculation day	$40.00 (below the threshold price)

In this example, the fund closing price of the underlying is below the call threshold price on each of the calculation days, and therefore the securities are not called. On the final calculation day, the ending price is below the threshold price, and accordingly, investors are exposed to the negative performance of the underlying beyond 15% and will receive a maturity payment amount that is less than the face amount of the securities. The maturity payment amount is $550.00 per security, representing a loss of 55% on your investment over the 4-year term of the securities.

If the securities are not called prior to maturity and the ending price is below the threshold price on the final calculation day, the securities will be exposed to any decline in the fund closing price of the underlying beyond 15%. You may lose up to 85% of the face amount of your securities at maturity.

February 2025 Page 9

Morgan Stanley Finance LLC

Market Linked Securities— Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the ARK Innovation ETF due March 5, 2029

Risk Factors

This section describes the material risks relating to the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement for principal at risk securities and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

Risks Relating to an Investment in the Securities

￭The securities do not pay interest or guarantee the return of the face amount of your securities at maturity. The terms of the securities differ from those of ordinary debt securities in that they do not pay interest or guarantee the return of the face amount of your securities at maturity. If the securities have not been automatically called and if the ending price of the underlying is less than the threshold price, you will receive less, and up to 85% less, than the face amount of your securities at maturity.

￭The appreciation potential of the securities is limited by the call payment specified for each calculation day. The appreciation potential of the securities is limited to the call payment specified for each calculation day if the underlying closes at or above the call threshold price on any calculation day. In all cases, you will not participate in any appreciation of the underlying, which could be significant.

￭The market price will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market. We expect that generally the level of interest rates available in the market and the value of the underlying on any day, including in relation to the starting price, the call threshold price and threshold price, will affect the value of the securities more than any other factors. Other factors that may influence the value of the securities include:

othe trading price and volatility (frequency and magnitude of changes in value) of the underlying,

ogeopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying or the securities markets generally and which may affect the price of the underlying, odividend rates on the underlying,

othe time remaining until the securities mature,

ointerest and yield rates in the market,

othe availability of comparable instruments,

othe occurrence of certain events affecting the underlying that may or may not require an adjustment to the adjustment factor, and oany actual or anticipated changes in our credit ratings or credit spreads.

Generally, the longer the time remaining to maturity, the more the market price of the securities will be affected by the other factors described above. Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity. For example, you may have to sell your securities at a substantial discount from the face amount of $1,000 per security if the price of the underlying at the time of sale is near or below its threshold price or if market interest rates rise.

You cannot predict the future performance of the underlying based on its historical performance. If the securities are not called and the ending price is less than the threshold price, you will be exposed on a 1-to-1 basis to any decline in the ending price in excess of 15%. See “ARK Innovation ETF Overview” below.

￭The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on our ability

February 2025 Page 10

Morgan Stanley Finance LLC

Market Linked Securities— Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the ARK Innovation ETF due March 5, 2029

to pay all amounts due on the securities upon an automatic call or at maturity, and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭Investing in the securities is not equivalent to investing in the underlying. Investing in the securities is not equivalent to investing in the underlying. Investors in the securities will not participate in any positive performance of the underlying, and will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying.

￭Reinvestment risk. The term of your investment in the securities may be shortened due to the automatic call feature of the securities. If the securities are called prior to maturity, you will receive no further payments on the securities and may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the face amount reduce the economic terms of the securities, cause the estimated value of the securities to be less than the face amount and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the face amount, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the face amount and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the face amount and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 4 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition,

February 2025 Page 11

Morgan Stanley Finance LLC

Market Linked Securities— Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the ARK Innovation ETF due March 5, 2029

the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

￭The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. and WFS may, but are not obligated to, make a market in the securities and, if either of them once chooses to make a market, may cease doing so at any time. When they do make a market, they will generally do so for transactions of routine secondary market size at prices based on their respective estimates of the current value of the securities, taking into account their respective bid/offer spreads, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that they will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. or WFS is willing to transact. If, at any time, MS & Co. and WFS were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities. As calculation agent, MS & Co. will determine the starting price, the call threshold price, the threshold price and the ending price and will calculate the amount of cash you receive at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the ending price in the event of a market disruption event or certain adjustments to the adjustment factor. These potentially subjective determinations may adversely affect the payout to you at maturity. For further information regarding these types of determinations, see “General Terms of the Securities—Market Disruption Events,” “—Anti-dilution Adjustments Relating to a Fund; Alternate Calculation,” “—Consequences of a Market Disruption Event; Postponement of a Calculation Day” and “Alternate Exchange Calculation in Case of an Event of Default” in the accompanying product supplement for principal at risk securities. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and possibly to other instruments linked to the underlying), including trading in the underlying. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the final calculation day approaches. Some of our affiliates also trade the underlying and/or other financial instruments related to the underlying on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the starting price, and, therefore, could increase (i) the price at or above which the underlying must close on the calculation days so that the securities are called for the call payment and (ii) the threshold price for the underlying, which is the price at or above which the underlying must close on the final calculation day so that you do not suffer a loss on your initial investment in the securities. Additionally, such hedging or trading activities during the term of the securities could potentially affect the value of the underlying on the calculation days, and, accordingly, whether we call the securities prior to maturity and the amount of cash you will receive at maturity.

￭The maturity date may be postponed if the final calculation day is postponed. If the scheduled final calculation day is not a trading day or if a market disruption event occurs on that day so that the final calculation day is postponed and falls less than three business days prior to the maturity date, the maturity date of the securities will be postponed to the third business day following that final calculation day as postponed.

￭Potentially inconsistent research, opinions or recommendations by Morgan Stanley, MSFL, WFS or our or their respective affiliates. Morgan Stanley, MSFL, WFS and our or their respective affiliates may publish research from time to time on financial markets and other matters that may influence the value of the securities, or

February 2025 Page 12

Morgan Stanley Finance LLC

Market Linked Securities— Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the ARK Innovation ETF due March 5, 2029

express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by Morgan Stanley, MSFL, WFS or our or their respective affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the underlying to which the securities are linked.

￭The U.S. federal income tax consequences of an investment in the securities are uncertain. Please read the discussion under “Additional Information About the Securities—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for principal at risk securities (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities. As discussed in the Tax Disclosure Sections, there is a risk that the “constructive ownership” rule could apply, in which case all or a portion of any long-term capital gain recognized by a U.S. Holder could be recharacterized as ordinary income and an interest charge could be imposed. In addition, there is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the tax treatment of a security as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities, including the timing and character of income recognized by U.S. Holders and the withholding tax consequences to Non-U.S. Holders, might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Underlying

￭An investment in the securities is subject to risks associated with actively managed funds. The underlying is actively managed. Unlike a passively managed fund, an actively managed fund does not attempt to track an index or other benchmark, and the investment decisions for an actively managed fund are instead made by its investment adviser. The investment adviser of an actively managed fund may adopt a strategy or strategies that pose significantly greater risks than the indexing strategy that would have been employed by a passively managed fund. As an actively managed fund, the underlying is subject to management risk. In managing an actively managed fund, the investment adviser of a fund applies investment strategies, techniques and analyses in making investment decisions for that fund, but there can be no guarantee that these actions will produce the intended results. The ability of the investment adviser to the underlying, ARK Investment Management LLC (the “Investment Adviser”) to potentially successfully implement the underlying’s investment strategy, and decisions made by the Investment Adviser pursuant to its investment strategy, will significantly influence the market price of the underlying and, consequently, the value of the securities.

￭Risks associated with disruptive innovation companies. The underlying’s investment strategy involves exposure to companies that the Investment Adviser determines to be consistent with the investment theme of disruptive innovation and technology. However, the companies selected by the Investment Adviser may not in fact do so. Companies that initially develop a novel technology may not be able to capitalize on that technology. Additionally, companies that develop disruptive technologies may face political or legal roadblocks from competitors, industry groups or local and national governments. These companies may also be exposed to risks applicable to sectors other than the disruptive innovation sector for which they are chosen, and the securities issued by these companies may underperform the securities of other companies that are primarily focused on a particular goal. The underlying may invest in companies that do not currently derive any revenue from disruptive innovations or technologies, and there is no assurance that any company will derive any revenue from disruptive innovations or technologies in the future. A disruptive innovation or technology may constitute a small portion of any company’s overall business. As a result, the success of a disruptive innovation or technology may not affect the value of the equity securities issued by that company.

￭An investment in the securities is subject to risks associated with small-capitalization and micro-capitalization companies. Some of the equity securities held by the underlying have been issued by companies with small-capitalization or micro-capitalization. These companies often have greater stock price volatility, lower trading

February 2025 Page 13

Morgan Stanley Finance LLC

Market Linked Securities— Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the ARK Innovation ETF due March 5, 2029

volume and less liquidity than large-capitalization companies and therefore the underlying may be more volatile than a fund in which a greater percentage of the underlying components are issued by large-capitalization companies. Stock prices of small-capitalization and micro-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization and micro-capitalization companies may be thinly traded. In addition, small-capitalization and micro-capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

￭There are risks associated with investments in securities linked to the value of foreign (and especially emerging markets) equity securities.  The price of the underlying is linked to the value of foreign (and especially emerging markets) equity securities. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. In addition, the stocks that are that are generally tracked by the underlying have been issued by companies in various emerging markets countries, which pose further risks in addition to the risks associated with investing in foreign equity markets generally. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions between countries.

￭The securities are subject to currency exchange risk. Because the price of the underlying is linked to the value of foreign equity securities, holders of the securities will be exposed to currency exchange rate risk with respect to each of the currencies in which such component securities trade. Exchange rate movements for a particular currency are volatile and are the result of numerous factors including the supply of, and the demand for, those currencies, as well as relevant government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region. An investor’s net exposure will depend on the extent to which the currencies of the component securities strengthen or weaken against the U.S. dollar and the relative weight of each security. If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in the underlying, the price of the underlying will be adversely affected and the payment at maturity on the securities may be reduced.

Of particular importance to potential currency exchange risk are:

oexisting and expected rates of inflation;

oexisting and expected interest rate levels;

othe balance of payments; and

othe extent of governmental surpluses or deficits in the applicable countries and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the applicable countries and the United States and other countries important to international trade and finance.

￭The performance and market price of the underlying, particularly during periods of market volatility, may not correlate with the net asset value per share of the underlying. Because the underlying is traded on a

February 2025 Page 14

Morgan Stanley Finance LLC

Market Linked Securities— Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the ARK Innovation ETF due March 5, 2029

securities exchange and is subject to market supply and investor demand, the market price of one share of the underlying may differ from the net asset value per share of the underlying.  During periods of market volatility, securities underlying the underlying may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the underlying and the liquidity of the underlying may be adversely affected.  This kind of market volatility may also disrupt the ability of market participants to create and redeem the underlying. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell the underlying.  As a result, under these circumstances, the market value of the underlying may vary substantially from the net asset value per share of the underlying.  For all of the foregoing reasons, the performance of the underlying may not correlate with the net asset value per share of the underlying, which could materially and adversely affect the value of the securities in the secondary market and/or reduce any payment on the securities.

￭The securities are subject to risks relating to cryptocurrencies and related investments.  The underlying may have exposure to cryptocurrencies, such as bitcoin, indirectly through investment funds, including through an investment in the Grayscale Bitcoin Trust (“GBTC”), a privately offered investment vehicle.  Cryptocurrencies are digital assets and do not represent legal tender.  Cryptocurrency generally operates without central authority or banks and is not backed by any government.  Cryptocurrencies are susceptible to potential theft, loss, destruction and fraud.  Cryptocurrency represents an emerging asset class, and regulation in the United States is still developing, including with respect to market integrity, anti-fraud, anti-manipulation, cybersecurity, surveillance and anti-money laundering.  Federal, state and/or foreign governments may restrict the use and exchange of cryptocurrencies.  The market prices of bitcoin and other cryptocurrencies have been subject to extreme fluctuations.  Even when held indirectly, investment vehicles like GBTC may be affected by the high volatility associated with cryptocurrency exposure.  Holding a privately offered investment vehicle in its portfolio may cause the underlying to trade at a discount to its net asset value.  If cryptocurrency markets continue to be subject to sharp fluctuations, the underlying and the securities may be adversely affected.  Cryptocurrency exchanges and other trading venues on which cryptocurrencies trade are relatively new and, in many cases, largely unregulated and may therefore be more exposed to fraud and failure than established, regulated exchanges for securities, derivatives and other currencies.  Cryptocurrency exchanges may stop operating or may be permanently shut down due to fraud, technical glitches, hackers or malware, which may also affect the prices of cryptocurrencies. Events that negatively affect cryptocurrencies may negatively affect the performance of the underlying and the securities.

￭The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the shares of the underlying.  MS & Co., as calculation agent, will adjust the adjustment factor for certain events affecting the underlying.  However, the calculation agent will not make an adjustment for every event that could affect the underlying.  If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the securities may be materially and adversely affected.  The determination by the calculation agent to adjust, or not to adjust, the adjustment factor may materially and adversely affect the value of the securities.

￭Historical prices of the underlying should not be taken as an indication of the future performance of the underlying during the term of the securities. No assurance can be given as to the price of the underlying at any time, including on the final calculation day, because historical prices of the underlying do not provide an indication of future performance of the underlying.

February 2025 Page 15

Morgan Stanley Finance LLC

Market Linked Securities— Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the ARK Innovation ETF due March 5, 2029

ARK Innovation ETF Overview

The ARK Innovation ETF is an actively managed exchange-traded fund of ARK ETF Trust (the “Trust”), a registered investment company, that primarily invests in equity securities of U.S. and non-U.S. companies that are deemed to be consistent with the underlying’s investment theme of “disruptive innovation.” The underlying is managed by ARK Investment Management LLC (“ARK LLC”), the investment adviser to the underlying. As an actively managed fund, the underlying is subject to management risk. In managing the underlying, ARK LLC applies investment strategies, techniques and analyses in making investment decisions for the underlying, but there can be no guarantee that these actions will produce the intended results. The ability of ARK LLC to potentially successfully implement the underlying’s investment strategy, and decisions made by the ARK LLC pursuant to its investment strategy, will significantly influence the underlying’s performance.

The underlying will invest under normal circumstances at least 65% of its assets in equity securities of U.S. and non-U.S. companies that are deemed to be consistent with the underlying’s investment theme of disruptive innovation. ARK LLC defines “disruptive innovation” as the introduction of a technologically enabled new product or service that potentially changes the way the world works. ARK LLC believes that companies included within this theme are those that rely on or benefit from the development of new products or services, technological improvements and advancements in scientific research relating to the areas of genomics; innovation in automation and manufacturing, transportation, energy, artificial intelligence and materials; the increased use of shared technology, infrastructure and services; and technologies that make financial services more efficient. ARK LLC defines “genomics” as the study of genes and their functions, and related techniques (e.g., genomic sequencing).

Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by the Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-191019 and 811-22883, respectively, through the Commission’s website at www.sec.gov. In addition, information may be obtained from other publicly available sources. Neither the issuer nor the agent makes any representation that any such publicly available information regarding the ARK Innovation ETF is accurate or complete.

The following graph sets forth the daily closing prices of the underlying for the period from January 1, 2020 through February 28, 2025. The closing price of the underlying on February 28, 2025 was $55.64. We obtained the information in the graph below from Bloomberg Financial Markets without independent verification. You should not take the historical prices of the underlying as an indication of its future performance, and no assurance can be given as to the closing price of the underlying at any time, including on the calculation days.

Shares of the ARK Innovation ETF Daily Closing Prices January 1, 2020 to February 28, 2025

This document relates only to the securities referenced hereby and does not relate to the underlying. We have derived all disclosures contained in this document regarding the Trust from the publicly available documents described above. In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the Trust. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available

February 2025 Page 16

Morgan Stanley Finance LLC

Market Linked Securities— Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the ARK Innovation ETF due March 5, 2029

information regarding the Trust is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the trading price of the underlying (and therefore the price of the underlying at the time we priced the securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Trust could affect the value received with respect to the securities and therefore the value of the securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying.

We and/or our affiliates may presently or from time to time engage in business with the Trust. In the course of such business, we and/or our affiliates may acquire non-public information with respect to the Trust, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the underlying. The statements in the preceding two sentences are not intended to affect the rights of investors in the securities under the securities laws. As a purchaser of the securities, you should undertake an independent investigation of the Trust as in your judgment is appropriate to make an informed decision with respect to an investment linked to the underlying.

February 2025 Page 17

Morgan Stanley Finance LLC

Market Linked Securities— Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the ARK Innovation ETF due March 5, 2029

Additional Information About the Securities

Minimum ticketing size

$1,000 / 1 security

Tax considerations

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, it is reasonable to treat a security as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for principal at risk securities, the following U.S. federal income tax consequences should result based on current law:

￭A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange.

￭Upon sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities. Subject to the discussion below concerning the potential application of the “constructive ownership” rule, such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year, and short-term capital gain or loss otherwise.

Because the securities are linked to shares of an exchange-traded fund, although the matter is not clear, there is a risk that an investment in the securities will be treated as a “constructive ownership transaction” under Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”). If this treatment applies, all or a portion of any long-term capital gain of the U.S. Holder in respect of the securities could be recharacterized as ordinary income (in which case an interest charge will be imposed). As a result of certain features of the securities, it is unclear how to calculate the amount of gain that would be recharacterized if an investment in the securities were treated as a constructive ownership transaction. Due to the lack of governing authority, our counsel is unable to opine as to whether or how Section 1260 of the Code applies to the securities. U.S. investors should read the section entitled “United States Federal Taxation—Tax Consequences to U.S. Holders—Possible Application of Section 1260 of the Code” in the accompanying product supplement for principal at risk securities for additional information and consult their tax advisers regarding the potential application of the “constructive ownership” rule.

We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

As discussed in the accompanying product supplement for principal at risk securities, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2027 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with

February 2025 Page 18

Morgan Stanley Finance LLC

Market Linked Securities— Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the ARK Innovation ETF due March 5, 2029

respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for principal at risk securities and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the potential application of the constructive ownership rule, and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for principal at risk securities, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Additional considerations

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest

MS & Co. and WFS will act as the agents for this offering. WFS will receive a commission of up to $26.75 for each security it sells. WFS proposes to offer the securities in part directly to the public at the price to public set forth on the cover page of this document and in part to Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), an affiliate of WFS, or other securities dealers at such price less a selling concession of up to $20.00 per security. In addition to the selling concession allowed to WFA, WFS may pay $0.75 per security of the commission to WFA as a distribution expense fee for each security sold by WFA.

In addition, in respect of certain securities sold in this offering, we may pay a fee of up to $3.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for principal at risk securities for information about the distribution arrangements for the securities. References therein to “agent” refer to each of MS & Co. and WFS, as agents for this offering, except that references to “agent” in the context of offers to certain Morgan Stanley dealers and compliance with FINRA Rule 5121 do not apply to WFS. MS & Co., WFS or their affiliates may enter into hedging transactions with us in connection with this offering.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Validity of the securities

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the securities offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such securities will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In

February 2025 Page 19

Morgan Stanley Finance LLC

Market Linked Securities— Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the ARK Innovation ETF due March 5, 2029

addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the securities and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated February 26, 2024, which is Exhibit 5-a to Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 filed by Morgan Stanley on February 26, 2024.

Where you can find more information

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for principal at risk securities) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for principal at risk securities and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. When you read the accompanying product supplement, please note that all references in such supplement to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the product supplement for principal at risk securities and prospectus if you so request by calling toll-free 1-(800)-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Product Supplement for Principal at Risk Securities dated November 16, 2023

Prospectus dated April 12, 2024

Terms used but not defined in this document are defined in the product supplement for principal at risk securities or in the prospectus.

February 2025 Page 20